AMENDMENT TO

ALKAME HOLDINGS, INC. & XTREME TECHNOLOGIES, INC.

STOCK PURCHASE DEFINITIVE AGREEMENT

This AMENDMENT is made effective as of January 16th, 2015, by and between Alkame Holdings, Inc., a Nevada corporation (“Buyer”), and Xtreme Technologies, Inc., an Idaho corporation (the “Company”).

WHEREAS, the Company and Buyer entered into a Stock Purchase Definitive Agreement as of April 21, 2014 (the “Agreement”);

WHEREAS, Xtreme Technologies agreed to assign the debt to EROP (the “Funder”), to be party to the settlement agreement made effective as of Nov 10th, 2014;

WHEREAS, approval of the settlement was granted, and payments mandated by the Broward County FL courts, effective as of January 12th, under the Security Exchange Commission Exemption 3(A)(10);

“WHEREAS, the parties desire to amend the Agreement in accordance with the following terms and conditions;

NOW, THEREFORE, it is hereby mutually agreed as follows:

1.                   Closing Date. The parties hereby agree to close this transaction effective as of the January 13, 2015 (“Closing Date”). Buyer acknowledges herein that it is obligated to pay the cash consideration of $525,000.00, as required under Section 2 of the Agreement (“Debt”), and that Debt is due and payable as provided herein. As security for the payment of the Debt, the parties agree to the terms set forth below in Section 3.

2.                   Additional Obligations at Closing. In addition to the requirements set forth in the Agreement, the Buyer at Closing shall:

(a)	pay the Debt in full as provided in Section 3 below; provided, however, that the Closing of the transaction shall still be completed on the Closing Date in accordance with Section 3 below.

(b)	execute the employment agreements for the Company’s key employees, Keith Fuqua, Timm Ott and Casey Henry upon terms and conditions mutually agreeable to the parties.

(c)	deliver a certificate affirming that all of the conditions to Closing, as set forth in the Agreement, have been satisfied or waived by such party.

3.                   Security and Rescission Rights if Debt not Paid in Full. At Closing, Buyer shall deliver the Series B Preferred Stock (“Alkame Shares”) to be exchanged for the Company Shares to Owens & Crandall, PLLC (“Escrow Holder”), to be held in escrow pending the payment in full of the Debt. Company shall deliver a stock certificate representing the Company Shares to Escrow Holder, to be held in escrow pending the payment in full of the Debt. After the Closing, the Company’s current officers and directors, namely, Jeffery J. Crandall, John N. Marcheso and Michael J. Bibin, shall continue to serve in that capacity until the Debt is paid in full. Robert K. Eakle, the President and CEO of Buyer, and two (2) additional principals of Buyer, shall be appointed as a Directors of Company and shall serve together with the other directors until the Debt is paid in full. In addition, Robert K. Eakle shall be named as President and Chief Executive Officer. Until the Debt is paid in full, the officers and Directors shall not make any material change in the Company’s business and operations without unanimous consent of the Directors. If the Debt is not paid in full within one hundred twenty (120) days of the Closing Date, then the Escrow Holder, upon written notice from the Company’s Chairman of the Board, Jeffery J. Crandall, shall return the Company Shares to the possession and control of the Company and return the Alkame Shares to the possession and control of Buyer, and this transaction shall thereby be rescinded and terminated with no further force or effect. In such event, the appointments of Robert K. Eakle and the other two Buyer representatives as interim officers and Directors shall be terminated. All cash sums previously paid to the Company are non-refundable and shall be retained by Company. Upon payment in full of the Debt, Escrow Holder shall deliver the Alkame Shares to Jeffery J. Crandall, who shall have the authority to distribute the same pro rata to the shareholders of Company, and shall deliver the Company Shares to Buyer. In addition, upon payment in full of the Debt, all former officers and directors of Company shall resign and full control of the Company shall be tendered to Buyer.

4.                   Effect of Amendment. Except as set forth herein, all other terms and conditions of the Agreement shall remain unaffected by this Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

BUYER:

Alkame Holdings, Inc.

By: /s/ Robert K. Eakle

Robert K. Eakle, CEO and President

SELLER/COMPANY:

Xtreme Technologies, Inc.

By: /s/ Jeffery J. Crandall

Jeffery J. Crandall, President

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